MASLON EDELMAN BORMAN & BRAND, LLP
90 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402

May 22, 2008

VioQuest Pharmaceuticals, Inc.
180 Mt. Airy Road, Suite 102
Basking Ridge, NJ 07920

RE:    Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to VioQuest Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-1 (the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission on or about May 22, 2008, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the resale by the selling stockholders identified in the Registration Statement of an aggregate of 10,413,409 shares of the Company’s common stock, $.001 par value per share (“Common Stock”), consisting of 6,670,263 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of the Company’s outstanding Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (together, the “Preferred Stock”) and 3,743,146 shares (the “Warrant Shares” and together with the Conversion Shares, the “Shares”) of Common Stock issuable upon the exercise of various outstanding warrants (the “Warrants”). This opinion is being furnished in accordance with the requirements of Item 601 of Regulation S-K under the Securities Act.

In connection with the rendering of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Certificate of Incorporation and the Bylaws of the Company, as amended, each as currently in effect; (iii) the Company’s Certificate of Designation of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock (the “Certificate of Designation”); (iv) certain resolutions adopted by the Board of Directors of the Company relating to the issuance of the Shares; (v) the preparation and filing of the Registration Statement and certain related matters; and (vii) such other documents, certificates and records as we deemed necessary or appropriate as a basis for the opinions expressed herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others. We are attorneys licensed to practice in the State of Minnesota and the opinions expressed herein are limited to the laws of the State of Minnesota, the General Corporation Law of Delaware and the federal securities laws of the United States.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that:

1. The Conversion Shares have been duly authorized and, when issued upon conversion of the Preferred Stock in accordance with the terms of the Certificate of Designation, will be validly issued, fully paid and nonassessable.

2. The Warrant Shares have been duly authorized and, when issued against payment of the requisite exercise price in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our name under the caption “Validity of Common Stock” in the prospectus filed as part of the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP